UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2016

TRAC INTERMODAL LLC

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of

incorporation or organization)

551112

(Primary Standard Industrial

Classification Code Number)

46-0648957

(I.R.S. Employer Identification No.)

750 College Road East

Princeton, New Jersey 08540

(609) 452-8900

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Compensatory Arrangements of Certain Officers.

On April 13, 2016, Interpool, Inc. d/b/a TRAC Intermodal (the “Company”), a subsidiary of TRAC Intermodal LLC, instituted a stock buyback program (the “Program”) whereby employees who hold vested shares of SCT Chassis Inc. (“SCT Chassis”), (an indirect parent of the Company and TRAC Intermodal LLC), pursuant to Management Shareholder Agreements executed prior to January 1, 2016, will be eligible to elect, on an annual basis, to sell up to 25% of such shares to the Company.  Each of Keith Lovetro, the Company’s President and Chief Executive Officer; Chris Annese, the Company’s Executive Vice President and Chief Financial Officer; and Mark Michaels, the Company’s Senior Vice President and Chief Commerical Officer, hold vested shares of SCT Chassis and will be eligible to participate in the share buyback.

Under the Program, participants will elect annually whether to participate in the Program, and the number of eligible shares they wish to sell to the Company.  Elections will generally be made on or about April 30 of each year, and the Program will expire in 2019 after all completed share repurachase elections are fulfilled for that year.

The price at which SCT Chassis shares will be repurchased will be determined each year by the board of directors of SCT Chassis. The Company has offered a purchase price for 2016 of $11.21 per share, and such offer expires on May 13, 2016.  The number of shares of SCT Chassis held by each of Mr. Lovetro, Mr. Annese and Mr. Michaels that are eligible for buyback under the Program are 16,129, 14,581, and 1,932,respectively.

TRAC Intermodal LLC expects to file a form of the letter describing the Program sent to each applicable employee as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and the foregoing description is qualified in its entirety by the complete terms of such letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAC Intermodal LLC

Dated: April 13, 2016	By:	/s/ Gregg Carpene
		Name:	Gregg Carpene
		Title:	General Counsel